EXHIBIT 99.1
                                    FIRSTPLUS
                                F i n a n c i a l

                   Business Summary for the Calendar Year 2004


FIRST QUARTER, 2004

During the first quarter of 2004, FirstPlus Financial Group, Inc. ("FPFG") undertook an effort to sell a small investment and realize a small yield on the investment. While the return was not anticipated to provide a significant return, the yield would allow FPFG to have a number of options that otherwise would not be available due to constraints on cash.

The primary matters addressed in the quarter included taking steps to regain compliance with Securities and Exchange Commission filing requirements, becoming up to date in corporate filing fees for Nevada and franchise taxes in Texas. Previously, these reports and filings were delinquent due to cash constraints and the inability of FPFG to obtain audited financial statements. The securities filings and the franchise taxes both require audited financial statements. The filing fees for Nevada are fixed based on authorized shares and the fees are already established.

During the quarter, FPFG began to analyze the extent of its creditors and potential creditors, so as to make sure it had as accurate of information regarding its obligations as reasonably possible. This analysis was expected to be ongoing. Also, an analysis of what monies Capital Lending has paid on behalf of FPFG was undertaken.

The D&O insurance policy was paid, however at the time it was not known how many premium installment payments were made by Capital Lending. The installment agreement provided for a down payment of $5,132.29 with 11 consecutive installments of equal amounts, which provides FPFG coverage for two years. Continued follow up on this matter was directed.

The liquidation of the 401k plans continued to progress during the quarter. As of 12-1-03, there were 417 participants in the plan with a fund balance of $ 878,214.63. FPFG has now contacted 136 participants representing $ 617,079.34 or 70.27% of the fund. To date, 80 participants have closed their accounts and the fund has paid out a total of $ 434,556.40, or 49.48% of the fund.

SECOND QUARTER, 2004

During the second quarter, the transaction discussed in the first quarter where FPFG would sell its investment was consummated. The completion of this transaction provided FPFG with some amount of much needed capital. The transaction resulted in an influx of capital, allowing FPFG to pay a number of its outstanding debts. FPFG ended the second quarter with $724,673 in cash.

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Financial Statements

There remain several areas of concern that revolve around the need to obtain audited financial statements. It is necessary to obtain financial statements before FPFG would be able to file for reinstatement of our Texas charter. FPFG had not been in compliance with the annual Texas franchise tax and the FPFG charter had been subject to an administrative revocation by the state. The charter may be reinstated following the filing of the delinquent franchise report. During the second quarter, the accountants were working on gathering data for the financial statement.

FPFG also is required to file an annual report with Nevada. This report is past due and the corporate charter will be revoked if the annual report is not filed and the fee paid by October 2004. The annual fee is based on the number of shares authorized, and the annual fee for FPFG is $11,175.00. FPFG owes fees for 2003 and 2004.

Taking additional steps to regaining compliance with federal securities filings remained a high priority during the quarter. FPFG had not filed a quarterly report on Form 10-Q or annual report on Form 10-K report since 1998.
 Our accountants would not estimate the expense or time involved with receiving an audited financial statement, but FPFG would expect to incur a significant expense for the audit. The accountants estimated the audit would take several months to complete.

D&O Insurance

The D&O Insurance remained in force during the quarter. The installment agreement provided for a down payment of $5,132.29, with 11 consecutive installments of equal amount. FPFG ended the second quarter with the down payment and four installments being paid and seven installments remaining.

401K Retirement Plans

Continued effort was made in the liquidation of the two 401(k) plans that FPFG offered to its employees. The recordkeeper for the first plan has been very helpful with the termination of the plan. At the close of the second quarter more than $632,000.00, representing over 72% of the fund, was distributed to participants. There are still remaining over 280 participants with an aggregate just over $266,000.00, most of whom were not able to be contacted. The next stage of attempting to contact participants is through the "Letter Forwarding Program" with the Internal Revenue Service. The cost of utilizing this program is $1,750.00.

Internal Revenue Service

FPFG has an outstanding debt to the IRS in the amount of $19,600.00. This amount was due before July 3, 2004 and is for tax year 2000. With additional penalties and interest, this amount is expected to exceed $20,000. Also, an extension was filed for the tax year 2003.

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Mellon Investor Services

Mellon Investor Services is the transfer agent for FPFG. The monthly fee from Mellon generally is around $2,700, with an annual fee of approximately $2,500.00. On May 28, 2004, FPFG reimbursed United Lending Partners $37,681.18, for payments it made to Mellon on behalf on FPFG. FPFG is now making these payments itself.

THIRD QUARTER, 2004

During the third quarter, FPFG paid a number of additional debts that were known to FPFG, cleared a regulatory hurdle and continued progress on liquidating the 401(k) plans. FPFG ended the third quarter with an aggregate of liquid assets, short term investments and outstanding loans in excess of $613,000.

Financial Statements

The need for audited financial statements remained a goal for the third quarter. FPFG was informed by its accountant that he needed to review the checkbook registry before he would refer the matter for a formal statement.

The areas that are awaiting financial statements include the annual Texas franchise reports (due for 2003 and 2004) and federal securities law compliance.

Nevada did not require an audited financial statement. As a result, FPFG was able to make the appropriate filing and is now in good standing. However, in October, 2004, a renewal filing will be required to stay in good standing. The fee for that filing will be $11,000.

D&O Insurance

The D&O Insurance remained in force during the quarter. The installment agreement provided for a down payment of $5,132.29, with 11 consecutive installments of equal amount. FPFG ended the second quarter with the down payment and four installments being paid and seven installments remaining.

401K Retirement Plans

Continued effort was made in the quarter to liquidate both 401(k) plans. The first plan has participants with unknown current addresses. FPFG has contracted with the IRS to utilize their "Letter Forwarding Program" in a final attempt to contact those participants. FPFG has met the requirements of the IRS to attempt to contact the participants for the purposes within their guidelines. Allowing time for this program to run its course, FPFG anticipates that by early 2005 it should be able to instruct the recordkeeping firm to send the retirement account for any non-responsive participants to the participant's respective state and place the funds in an unclaimed status.

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Internal Revenue Service

With further research, FPFG determined that the amounts previously reported as owing to the IRS were previously paid by FPFG.

The other IRS matter is the tax filing for tax year 2003. FPFG had an extension which expired in September. When the financial statements are reviewed, FPFG will forward them to the tax firm for completion of the 2003 filing.

Outstanding Loans

On August 26, 2004, FPFG loaned $100,000 to a mortgage lending company in exchange for a promissory note. The term of the note is for 60 days at a rate of 15%, maturing on October 19, 2004. The note calls for repayment of the loan from the closing and funding of certain mortgage loans.

Residuals

During the quarter, FPFG learned from the trustee of the FPFI Creditor Trust (the "Creditor Trust") that a disbursement from the residuals was expected for November 2004. The actual amount was unknown, although it is expected to be several million dollars.

Fourth Quarter, 2004

During the quarter, FPFG fulfilled its annual license requirement in Nevada and is in good standing for the year.

Events occurring during the quarter include: (1) FPFG appointed two additional trustees to the FIRSTPLUS Residual Grantor Trust (the "Grantor Trust"); (2) FPFG received a disbursement from the Creditor Trust; (3) a director resigned; (4) FPFG conducted a mass mailing to 401k participants whose current address was unknown (via the IRS); and (4) FPFG made continued progress with the financial statements.

At the end of the fourth quarter, FPFG had aggregate of liquid assets, short term investments and outstanding loans in excess of $543,000.

Financial Statements

During the quarter, efforts were conducted to reinstate FPFG's charter in Texas. When the charter is reinstated, FPFG believes that it may apply for unclaimed funds being held in connection with its account.

Corporate Charter

During the fourth quarter, FPFG paid the annual filing fees for the corporate charter in Nevada. The annual fee is $11,000 and is due before October of the filing year. With this payment, FPFG has paid $22,000 in fees over the past year and is current with the filing requirements for Nevada.

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D&O Coverage

The D&O insurance remained in force during the quarter. The fourth quarter concluded with only one installment payment remaining. After the final installment is paid in January, along with a small late fee, FPFG will have paid for coverage through the end of 2005.

401K Retirement Plans

The Letter Forwarding Program through the IRS for the most part has been successful. The fourth quarter ended with 89% of the participants responding. These participants are either paid out or in various stages of being paid out.

During the quarter, FPFG communicated with the recordkeeping company and trust company and each appeared prepared to transfer accounts with a balance to the trust company. Once that occurs, the 401(k) plan will be closed. FPFG believes it may effectuate this transfer in the first part of 2005.

Internal Revenue Service

During the fourth quarter of 2003, FPFG received a tax refund from the IRS. FPFG paid its remaining tax liability of in excess of $20,000 in January 2005. FPFG also opened discussions regarding the possible abatement or waiver of any penalties and interest.

Grantor Trust

In November 2004, the FPFG appointed two additional trustees to the Grantor Trust. This action was taken to preserve the value of residual assets for the benefit of creditors and shareholders. Prior to this time, additional trustees were not necessary due to inactivity with the residual assets. With the expected distribution of funds from the Creditor Trust, FPFG believed it was now prudent to appoint the additional trustees. The appointment of additional trustees had been the original intent of the board of directors. The trustees then began analyzing the creditors of FPFG and other potential claims that may be required to be paid from the Grantor Trust.

This action was opposed by George Davis. Partially as a result of a dispute between FPFG, George Davis and the trustee of the Creditor Trust, the trustee of the Creditor Trust petitioned the Bankruptcy Court to intervene and decide this matter. The trustee of the Creditor Trust filed a Complaint for Interpleader and Declaratory Relief and named the trustees of the Grantor Trust and FPFG as defendants.

Mr. Davis felt that this action put him at odds with the board of directors. Mr. Davis informed FPFG that he had decided to resign as a director. On December 30, 2004, the board of directors accepted his resignation.

The Creditor Trust has distributed funds to some of the recipients of beneficial interest of the inter-company claim assigned by FPFG totaling $7,306,297. The trustee of the Creditor Trust has paid its bondholders and Paine Webber (now known as UBS) $1,826,574 and $1,607,385, respectively. Additional funds were

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deposited with the Bankruptcy  Court,  with the  distribution  earmarked for the
Grantor Trust. This amount was $3,872,337.

Shareholder Relations

The office of Vice President for Shareholder Relations was eliminated in November 2004. This move was precipitated as a cost cutting measure and to centralize responsibilities. The only officer affected by this action was George Davis.

Outstanding Loans

FPFG continued to have a $100,000 receivable outstanding that relates to a short term loan FPFG made to a mortgage lending company. The term of the loan is for 60 days at a rate of 15%, and was renewed on December 20, 2004. The original note was executed on August 26, 2004 and was first renewed on October 19, 2004. The December renewal was the second renewal in the series.


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